NUVEEN MICHIGAN DIVIDEND ADVANTAGE MUNICIPAL FUND

CERTIFICATE OF AMENDMENT

to

DECLARATION OF TRUST

The Trustees of Nuveen Michigan Dividend Advantage Municipal Fund (the “Trust”), a Massachusetts business trust, to resolve an ambiguity, in accordance with Article XIII, Section 4 of the Declaration of Trust of the Trust, do hereby amend the Declaration of Trust as of this 17th day of February, 2010 as follows:

Article IX, Section 1 of the Declaration of Trust is hereby amended by adding the following to the end of Section 1:

For purposes of this Section 1, the term “recapitalization” shall not mean, without limitation, the issuance or redemption of Preferred Shares pursuant to the terms of this Declaration or the Statement adopted with respect to such Preferred Shares, whether or not in conjunction with the issuance, retirement or redemption of other securities or indebtedness of the Trust.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this 15th day of February 2010.

/s/ John P. Amboian John P. Amboian as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Robert P. Bremner Robert P. Bremner as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Jack B. Evans Jack B. Evans, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ William C. Hunter William C. Hunter, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ David J. Kundert David J. Kundert as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ William J. Schneider William J. Schneider, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Judith M. Stockdale Judith M. Stockdale, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Carole E. Stone Carole E. Stone, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Terence J. Toth Terence J. Toth, as Trustee 333 West Wacker Drive Chicago, Illinois 60606